Exhibit 99.1

Ambassadors Group, Inc. Announces Meeting Date and Record Date for Special Meeting

Spokane, WA, August 28, 2015 - Ambassadors Group, Inc. (NASDAQ:EPAX), today confirmed that its special meeting of stockholders in connection with the proposed dissolution and liquidation of the Company will be held on Tuesday, October 13, 2015 at 9:00 a.m. Pacific Time, at 157 S. Howard, Suite 601, Spokane, Washington 99201. At the special meeting, the Company’s stockholders will meet for the following purposes: (i) to consider and vote upon a proposal to approve the voluntary dissolution and liquidation of the Company pursuant to a Plan of Dissolution and Liquidation, and (ii) to grant discretionary authority to the Company’s Board of Directors to adjourn the special meeting, even if a quorum is present, to solicit additional proxies, if necessary or appropriate, in the event there are insufficient votes at the time of the special meeting to approve the dissolution and liquidation of the Company pursuant to the Plan of Dissolution and Liquidation.

The Company’s stockholders of record at the close of business on September 10, 2015, will be entitled to receive notice of and to vote at the special meeting. The Company expects to mail the definitive proxy statement for the special meeting to stockholders in mid-September 2015, following the September 10 record date.

As previously announced on August 14, 2015, the Company’s Board of Directors unanimously determined that it is in the best interests of the Company’s stockholders for the Company to dissolve, liquidate and distribute its net assets to its stockholders and approved the Plan of Dissolution and Liquidation.

If approved by the Company’s stockholders, the Company intends to file a certificate of dissolution, pay, satisfy, resolve or make reasonable provisions for claims and obligations as well as anticipated costs associated with the Company’s dissolution and liquidation, and seek to convert its remaining assets into cash or cash equivalents as soon as reasonable, practicable and financially prudent.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is located in Spokane, Washington and is an education and student travel company. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.  On July 13, 2015, we announced our plan to cease operations and close our student and adult travel business by the end of 2015.  Additional information about Ambassadors Group, Inc. is available at www.peopletopeople.com and www.ambassadorsgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions, changes in foreign currency rates and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed with the SEC on March 25, 2015, and its proxy statement filed with the SEC on March 30, 2015.

Additional Information About The Special Meeting and Proposed Dissolution And Where You Can Find It

This press release is for informational purposes only. It is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of the Company.  In connection with the Company’s proposed dissolution, the Company has filed a preliminary proxy statement with the SEC for the special meeting and stockholders are strongly advised to read the definitive proxy statement when it becomes available because it will contain important information about the proposed dissolution. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s web site at http://www.sec.gov. The proxy statement (when available) and other relevant documents may also be obtained for free from the Company by directing a request to Ambassadors Group, Inc., c/o Investor Relations, 157 S. Howard, Suite 601, Spokane Washington 99201.

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed dissolution. Certain information regarding the interests of such directors and executive officers is included in the Company’s proxy statement for its 2015 Annual Meeting of Shareholders filed with the SEC on March 30, 2015, and will be included in the proxy statement relating to the proposed dissolution when it becomes available.